Exhibit 10.4

THE MACERICH COMPANY

DEFERRED COMPENSATION PLAN

RABBI TRUST DOCUMENT

This Agreement made this 1st day of October 2012, by and between THE MACERICH COMPANY (hereinafter referred to as “Company”), a Maryland corporation, and WILMINGTON TRUST, NATIONAL ASSOCIATION, a Delaware corporation, as trustee (hereinafter referred to as “Trustee”);

WHEREAS, Company has adopted the nonqualified deferred compensation plans (hereinafter referred to as the “Plans”) as listed in Appendix A;

WHEREAS, Company has incurred or expects to incur liability under the terms of such Plans with respect to the individuals participating in such Plans;

WHEREAS, Company wishes to establish a trust (hereinafter called “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of Company’s creditors in the event of Company’s Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plans;

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plans as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended;

WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plans;

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1.  Establishment of Trust

(a)  Company hereby deposits with Trustee in trust an amount, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

(b)  The Trust hereby established shall be irrevocable.

(c)  The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(d)  The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth.  Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust.  Any rights created under the Plans and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company.  Any assets held by the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

(e)  Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement.  Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

Section 2.  Payments to Plan Participants and Their Beneficiaries

(a)  Company shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plans), and the time of commencement for payment of such amounts.  Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with the Payment Schedule.  In accordance with the terms of its fee schedule, Trustee shall make provision for the reporting and withholding of any federal or state taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plans and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

(b)  The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plans shall be determined by Company or such party as it shall designate under the Plans, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plans.

(c)  Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan.  Either directly or through the Recordkeeper (as defined in Section 7), Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Plan participants or their beneficiaries.  If Company makes payments according to this subsection, Company shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities.  If the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan as reflected on the Payment Schedule or as otherwise directed by Company or its designee, Company shall make the balance of each such payment as it falls due.  Trustee shall notify Company where principal and earnings are not sufficient to make payments as directed.

Section 3.  Trustee Responsibility Regarding Payments to Trust Beneficiary When Company is Insolvent.

(a)  Trustee shall cease payment of benefits to Plan participants and their beneficiaries if Company is Insolvent.  Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)  At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(1)  The Board of Directors of Company (the “Board”) and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company’s Insolvency.  If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

(2)  Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent.  Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

(3)  If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors.  Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plans or otherwise.

(4)  Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

(c)  Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plans for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4.  Payments to Company.

Except as provided in Section 3 hereof, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payments of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plans; provided, however, that in the event the Trust holds Excess Assets, Company, at its option, may direct Trustee in writing to return to Company, or to divert to others, any of the Excess Assets of the Trust, and upon such direction Trustee shall return or divert such Excess Assets as directed.  Any such direction shall include a certification by Company of the amount of Excess Assets then held in the Trust.  Trustee may rely on such certification and shall have no obligation for otherwise verifying the amount of any Excess Assets.   For this purpose, “Excess Assets” means the assets of the Trust that exceed one hundred twenty-five percent (125%) of the sum of the aggregate liabilities to Plan participants and their beneficiaries pursuant to the terms of the Plans.  Additionally, Company may request reimbursement from the Trust for any amounts paid directly by Company to Plan participants pursuant to Section 2(c) hereof by providing a certification of the amounts paid and satisfactory evidence of such payments to Trustee, and upon such request Trustee shall pay such amounts to Company from the Trust.  Trustee may rely on such certification and evidence and shall have no obligation for otherwise verifying payment to the Plan participants.

Section 5.  Investment Authority.

(a)  The Trust may hold assets of any kind, including shares of any registered investment company, whether or not Trustee or any of its affiliates is an advisor to, or other service provider to, such investment company and receives compensation from such investment company for the services provided (which compensation shall be in addition to the compensation of Trustee under this Trust.)  Company acknowledges that shares in any such investment company are not obligations of Trustee or any other bank, are not deposits and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”), the Federal Reserve or any other governmental agency.  Notwithstanding the foregoing, in no event may Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by Company, other than a de minimis amount held in common investment vehicles in which Trustee invests.  All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants, except that voting and dividend rights with respect to Trust assets will be exercised by Company.

(b)  Company shall have the right, at any time and from time to time, in its sole discretion, to direct Trustee as to the investment and reinvestment of all or specified portions of Trust assets and the income therefrom and to appoint an investment manager or investment managers to direct Trustee as to the investment and reinvestment of all or specified portions thereof.  As of the execution of this Trust Agreement, and until Trustee is notified otherwise in writing, Company shall be solely responsible for directing the investment and reinvestment of all Trust assets.

(c)  Trustee shall have no responsibility for the selection of investment options, if applicable, under the Trust and shall not render investment advice to any person in connection with the selection of such options.  Company shall direct Trustee as to the investment options in which the Trust shall be invested during the term of the Trust.

(d)  Unless directed otherwise by Company or a duly-appointed investment manager, Trustee is specifically authorized to invest idle, or otherwise uninvested, cash in a money market mutual fund selected by Trustee in its sole discretion, including in the Service class shares of the Wilmington Prime Money Market Fund (the “Prime MM Portfolio”), a money market mutual fund managed by an affiliate of Trustee.  Company acknowledges that the Prime MM Portfolio is an entity separate from Wilmington Trust, National Association; and that shares in the Prime MM Portfolio are not obligations of Wilmington Trust, National Association, are not deposits and are not insured by the FDIC, the Federal Reserve or any other governmental agency.  Wilmington Trust, National Association or its affiliates are compensated by the Prime MM Portfolio for investment advisory, custodian, shareholder servicing, distribution and other services, and such compensation is described in detail in the prospectus for the Prime MM Portfolio and is in addition to the compensation paid to Trustee hereunder with respect to that portion of the Trust assets, if any, invested in the Prime MM Portfolio.

(e)  Trustee may hold that portion of the Trust assets as is appropriate, for the ordinary administration and for the disbursement of funds in cash, without liability for interest notwithstanding Trustee’s receipt of “float” from such uninvested cash, by depositing the same in any bank (including deposits which bear a reasonable rate of interest in a bank or similar financial institution supervised by the United States or a State, even where a bank or financial institution is the trustee, or is otherwise a fiduciary of the Plan(s)) subject to the rules and regulations governing such deposits, and without regard to the amount of such deposit.

(f)  Company shall have the right, at anytime, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust.

Section 6.  Disposition of Income

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

Section 7.  Accounting by Trustee

Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee.  Within 60 days following the close of each calendar year and within 60 days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.  Such account statements shall be mailed to Company or, if Company agrees, delivered via e-mail or other electronic means. Notwithstanding anything in this Section 7 to the contrary, Trustee shall be entitled to rely on the records maintained by any recordkeeper appointed by Company for the maintenance and provision of all records specified in this Section 7.  The current recordkeeper appointed by Company for the Plan is MullinTBG, and MullinTBG and each such other entity subsequently appointed by Company as recordkeeper for the Plan are hereafter collectively referred to as “Recordkeeper.”

Section 8.  Responsibility of Trustee.

(a)  Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company or an investment manager duly appointed by Company which is contemplated by, and in conformity with, the terms of the Plans or this Trust and is given in writing by Company or such investment manager.  In the event of a dispute between Company and a third party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b)  If Trustee undertakes or defends any litigation arising in connection with this Trust in the name of or on behalf of the Trust, Company agrees to indemnify Trustee against Trustee’s costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments, except to the extent the litigation is the result of Trustee’s action or inaction for which it is not entitled to indemnification pursuant to Section 9.  If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.  In no event shall Trustee have any liability or responsibility to undertake, defend or continue any litigation in the name of or on behalf of the Trust unless payment of related fees and expenses is ensured to the reasonable satisfaction of Trustee.

(c)  Trustee, at the expense of the Trust or Company, may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

(d)  Trustee, at the expense of the Trust or Company, may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(e)  Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form)

other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(f)  However, notwithstanding the provisions of Section 8(e) above, Trustee may loan to Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

(g)  Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

(h)  Trustee shall have no responsibility or liability respect to: (i) the truth or accuracy of any representation or warranty made in any application or related document provided to the insurer in connection with the issuance or renewal of any insurance policies or insurance contracts, including any representation that the person on whose life an application is being made is eligible to have a contract issued on his or her life; (ii) the selection or monitoring (ongoing or periodic) of any insurance policies or insurance contracts held in the Trust or the insurers issuing such policies or contracts; (iii) the payment of premiums with respect to such policies or contracts; or (iv) the exercise of any rights relating to any such policies or contracts except as directed in writing by Company.

(i)  To the extent permitted by applicable law, upon the expiration of one hundred twenty (120) days from the date of Trustee’s annual, quarterly or any other account, the Trustee shall be forever released and discharged from all liability and further accountability to Company or any other person with respect to the accuracy of such accounting and all acts and failures to act of Trustee reflected in such account, except to the extent that Company shall, within such 120-day period, file with Trustee specific written objections to the account.  Neither Company, any participant nor any other person shall be entitled to any additional or different accounting by Trustee and Trustee shall not be compelled to file in any court any additional or different accounting.  For purposes of regulations promulgated by the FDIC, Trustee’s account statements shall be sufficient information concerning securities transactions effected for the Trust, provided that Company, upon written request, shall have the right to receive at no additional cost written confirmations of such securities transactions, which shall be mailed or otherwise furnished by Trustee within the timeframe required by applicable regulations.

(j)  Trustee shall have no duty or responsibility not expressly set forth in this Trust Agreement.  By way of example, but without limiting the matters subject to the foregoing sentence, Trustee shall have no responsibility with respect to the administration or interpretation of the Plan, payment of Plan benefits other than from the assets of the Trust, (if agreed to pursuant to the fee schedule) the withholding, remitting, or reporting to taxing authorities of taxes other than from payments made with Trust assets to Plan participants and other than as directed by Company, or maintaining participant records with respect to the Plan.

Section 9.  Compensation and Expenses of Trustee.

(a)  Company shall pay all administrative and Trustee’s fees and expenses.  If not so paid in a timely manner, Trustee shall be entitled to deduct such fees and expenses from the Trust.

(b)  To the extent permitted by applicable law, Company shall indemnify and hold Trustee harmless from and against any and all losses, costs, damages and expenses (including attorney’s fees and disbursements) of any kind or nature (collectively, “Losses”) imposed on or incurred by Trustee by reason of its service pursuant to this Trust Agreement, including any Losses arising out of any threatened, pending or completed claim, action, suit or proceeding, except to the extent such Losses are caused by the gross negligence, willful misconduct, or bad faith of Trustee.  To the extent not paid by Company, Trustee shall be entitled to deduct such amounts from the Trust.

(c)  The provisions of Section 9(b) shall survive termination of this Trust Agreement.

Section 10.  Resignation and Removal of Trustee.

(a)  Trustee may resign at any time by written notice to Company, which shall be effective thirty (30) days after receipt of such notice unless Company and Trustee agree otherwise.

(b)  Trustee may be removed by Company on thirty (30) days notice or upon shorter notice accepted by Trustee.

(c)  Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee.  To the extent possible, the transfer shall be completed within thirty (30) days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

(d)  If Trustee resigns or is removed, a successor Trustee shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under this section.  If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions.  All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 11.  Appointment of Successor.

(a)  If Trustee resigns or is removed in accordance with Section 10, other than within two (2) years following a Change in Control (as defined below), Company may appoint any third party, including any individual, bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal.

(b)  If Trustee resigns or is removed in accordance with Section 10 within two (2) years following a Change in Control (as defined below), the three (3) Plan participants with the largest Plan accounts (aggregated among all of the Plans) shall select a successor Trustee by majority vote, which successor Trustee shall be a bank trust department or other corporate entity that has been granted corporate trustee powers under applicable state law.  Company shall be responsible for communicating with and securing such vote from such participants and shall provide satisfactory evidence of the same to Trustee.

(c)  The appointment of a successor Trustee shall be effective when accepted in writing by the new Trustee.  The new Trustee shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets.  The former Trustee shall execute any instrument(s) necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

(d)  A successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 5, 7 and 8 hereof.  The successor Trustee shall not be responsible for, and Company shall indemnify and defend the successor Trustee from, any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 12.  Amendment or Termination.

(a)  This Trust Agreement may be amended by a written instrument executed by Trustee and Company.  Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plans or shall make the Trust revocable.

(b)  The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plans; provided that Company may terminate this Trust prior to such date upon written approval of all participants and beneficiaries with Plan accounts.  Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

Section 13.  Miscellaneous.

(a)  Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b)  Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c)  This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(d)  Trustee represents that it qualifies for FDIC prorata worth pass-through insurance coverage in accordance with the standards set forth in applicable federal law and FDIC insurance regulations.  If Trustee fails at any time in the future to so qualify for prorata worth pass-through insurance coverage, it will promptly notify Company in the event that such disqualification would affect the Trust account.

(e)  In no event will Trustee have any obligation to provide, and in no event will Trustee provide, any legal, tax, accounting, audit or other advice to Company with respect to the Plans or this Trust.  Company acknowledges that it will rely exclusively on the advice of its accountants and/or attorneys with respect to all legal, tax, accounting, audit and other advice required or desired by Company with respect to the Plans and this Trust.  Company acknowledges that Trustee has not made any representations of any kind, and will not make any representations of any kind, concerning the legal, tax, accounting, audit or other treatment of the Plans or this Trust.

(f)  Company acknowledges that Trustee is not an advisor concerning or a promoter with respect to the Plan or the Trust, but merely is a service provider offering the Trust services expressly set forth in this Agreement.  In particular, Company acknowledges that Trustee is not a joint venture or partner with Company’s accountants, auditors, consultants or with any other party, with respect to the Plan or this Trust, and that Trustee and Company’s accountants, auditors and consultants at all times remain independent parties dealing at arm’s length, and independently, with each other and with Company.

(g)  Trustee shall have no liability for any losses arising out of delays in performing the services which it renders under this Trust Agreement which result from events beyond its control, including without limitation, interruption of the business of Trustee due to acts of God, acts of governmental authority, acts of war, riots, civil commotions, insurrections, labor difficulties (including, but not limited to, strikes and other work slippages due to slow-downs), or any action of any courier or utility, mechanical or other malfunction, or electronic interruption.

(h)  For purposes of this Trust Agreement, Change in Control shall mean the first occurrence of any of the following events on or after January 1, 2013:

(i)                   the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (such individual, entity, or group, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of stock possessing 33% or more of the combined voting power of the then-outstanding voting securities of Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from Company or any affiliate or successor of Company, (B) any acquisition by Company or any affiliate or successor of Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Company or any affiliate or successor of Company, or (D) any acquisition by a Person having beneficial ownership of more than 50% of the Outstanding Company Voting Securities prior to the acquisition;

(ii)                individuals who, as of any date (the “Initial Date”) on or after the January 1, 2013, constitute the Board (the “Incumbent Board”) cease for any reason, at any time within 12 months following the Initial Date, to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Initial Date whose election, or nomination for election by the stockholders of Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board;

(iii)             consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Company or any of its subsidiaries, or the acquisition of assets or stock of another entity by Company or any of its subsidiaries (each, a “Business Combination”), in each case if, following such Business Combination, any Person (excluding any entity resulting from such Business Combination or a parent of any such entity or any employee benefit plan (or related trust) of Company or such entity resulting from such Business Combination or parent of any such entity) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination; or

(iv)            consummation of a sale or other disposition of all or substantially all of the assets of Company (an “Asset Transfer”), other than a transfer to (A) one or more of the beneficial owners (immediately before the Asset Transfer) of the then-outstanding shares of stock of Company (“Outstanding Company Stock”) in exchange for or with respect to such Outstanding Company Stock of such beneficial owners, or (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Company, or (C) a Person that owns, directly or indirectly, 50% or more of the total value or voting power of the Outstanding Company Stock, or (D) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by a Person described in the preceding clause (C).

Each event comprising a Change in Control is intended to constitute a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of Company as such terms are defined for purposes of Section 409A of the Code and such definition of “Change in Control” as used herein shall be interpreted consistently therewith.

(i)  The Board as constituted immediately prior to the consummation of a Change in Control and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of the occurrence of a Change in Control.  Trustee may rely exclusively on this writing and shall have no duty to inquire whether a Change in Control has taken place or to make any determination as to whether a Change in Control has occurred.

(j)  Any business entity into which Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which Trustee shall be a party, or any entity succeeding to or receiving by assignment all or substantially all of the corporate trust business of Trustee, shall be the successor of Trustee hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

(k)  Company represents and warrants that the Plan and the administration thereof comply with applicable law and shall continue to be in compliance therewith.

Section 14.  Effective Date.

The effective date of this Trust Agreement shall be October 1, 2012.

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IN WITNESS WHEREOF, Company and Trustee have caused this Trust Agreement to be executed by their respective duly authorized officers, as of the day and year first above written.

THE MACERICH COMPANY

By:	/s/ Thomas Leanse
Thomas Leanse
Senior Executive Vice President, Chief Legal Officer and Secretary

Address:	401 Wilshire Blvd., Suite 7000
Santa Monica, CA 90401
Attn: Thomas Leanse

Telephone: 310-394-6000
Telecopier:

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:	/s/ Nancy Gray
Nancy Gray
Vice President

Address:	Rodney Square North
1100 North Market Street
Wilmington, DE 19890-0001
Attn: Mike Grillo

Telephone: 302-651-1457
Telecopier:

APPENDIX A

to RABBI TRUST DOCUMENT

Deferred Compensation Plans:

The Macerich Company 2013 Deferred Compensation Plan for Executives

The Macerich Company 2005 Deferred Compensation Plan for Executives, as amended

The Macerich Company 2005 Deferred Compensation Plan for Senior Executives, as amended

The Macerich Company Deferred Compensation Plan for Executives (As Amended and Restated Effective as of January 1, 2003), as amended

The Macerich Company Deferred Compensation Plan for Senior Executives (As Amended and Restated Effective as of January 1, 2003), as amended